Exhibit No. 21

Subsidiaries of the Registrant

MGE Energy, Inc.

As of December 31, 2002, the company owned 100% of the voting securities of the following subsidiaries (all Wisconsin corporations):

- Central Wisconsin Development Corporation - assists new and expanding businesses throughout central Wisconsin by participating in planning, financing, property acquisition, joint ventures and associated activities.

- Madison Gas and Electric Company - a regulated utility that generates and distributes electricity to nearly 130,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to more than 126,000 customers in seven Wisconsin counties.

- MAGAEL, LLC - holds title to property acquired by the company for future utility plant expansion and nonutility property.

- MGE Construct, LLC - provides construction services for building new generation to meet the needs of MGE customers.

- MGE Power, LLC - owns real estate and new generating assets required to meet MGE's growing customer demand. MGE Power plans to sell the electricity from the new generating assets to MGE through long-term lease agreements.